Exhibit 99.1

Contact:        Kevin Lycklama or David Lam
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.4 Million in Third Fiscal Quarter 2019
Highlighted by Strong Loan Growth and Expanding Net Interest Margin

Vancouver, WA – January 24, 2019 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income increased to $4.4 million, or $0.19 per diluted share, in its third fiscal quarter ended December 31, 2018, compared to $4.2 million, or $0.19 per diluted share, in the preceding quarter and $1.5 million, or $0.07 per diluted share, in the third fiscal quarter a year ago.
"We reported strong third quarter operating results, delivering steady loan growth and solid revenue while expanding our net interest margin," said Kevin Lycklama, president and chief executive officer. "Overall, these factors contributed to a return on average assets of 1.53% and a return on average equity of 13.90% for the quarter. The economic fundamentals in our market are strong and we remain optimistic about the upcoming fiscal year."
Third Quarter Highlights (at or for the period ended December 31, 2018)

•	Net income grew to $4.4 million, or $0.19 per diluted share.
•	Net interest margin (NIM) expanded by six basis points to 4.39% compared to the preceding quarter.
•	Return on average assets increased to 1.53% compared to 1.46% in the preceding quarter.
•	Return on average equity improved to 13.90% compared to 13.68% in the preceding quarter.
•	Total loans increased $18.8 million during the quarter to $868.6 million at December 31, 2018.
•	Cost of deposits remained low at 0.10% for the quarter, the same as the preceding quarter.
•	Non-performing assets improved to 0.14% of total assets.
•	Tangible book value per share (non-GAAP) was $4.43.
•	Total risk-based capital ratio was 16.35% and Tier 1 leverage ratio was 11.22%.
•	Increased its quarterly cash dividend to $0.04 per share, generating a current dividend yield of 2.13% based on the January 18, 2019 share price.
Income Statement
Third quarter net interest income was $11.7 million, a modest increase compared to $11.6 million in the preceding quarter, and an $884,000 increase compared to $10.8 million in the third fiscal quarter a year ago. The increase in net interest income was due to higher rates on earning assets and an increase in outstanding loans. In the first nine months of fiscal 2019, net interest income increased 8.8% to $34.8 million, compared to $32.0 million in the first nine months of fiscal 2018.
"Our robust loan growth, coupled with our low cost of deposits, contributed to the net interest margin expansion during the quarter," said David Lam, executive vice president and chief financial officer. "However, increased competition for loans and deposits and a flattening yield curve remains a challenge."
Riverview's third fiscal quarter net interest margin increased six basis points to 4.39% compared to 4.33% in the second fiscal quarter and increased 33 basis points when compared to 4.06% in the third fiscal quarter a year ago. In the preceding quarter, the collection of $98,000 of non-accrual interest from a prior charged-off loan added four basis points to the NIM. The accretion on purchased loans totaled $172,000 during the current quarter and $152,000 during the linked quarter resulting in a seven basis point increase in the NIM for both periods. In the first nine months of fiscal 2019, Riverview's NIM increased 31 basis points to 4.37%, compared to the same period a year earlier.

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

The weighted average rate on loans originated during the quarter ended December 31, 2018, increased to 6.04% compared to 5.63% for the quarter ended September 30, 2018, and 4.75% for the quarter ended December 31, 2017.
Non-interest income was $2.8 million in the third fiscal quarter compared to $3.0 million in the preceding quarter and $2.9 million in the same quarter a year ago. Year to date, non-interest income was $8.9 million compared to $8.3 million in the same period in the prior year. During the preceding quarter, other non-interest income included a net gain of approximately $70,000 on the sale of deposit accounts associated with the closing of the Company's Longview, WA branch. Additionally, prepayment fees decreased $122,000 to $54,000 for the third fiscal quarter compared to $176,000 in the preceding quarter.
Asset management fees were $935,000 in the third fiscal quarter of 2019 compared to $943,000 in the preceding quarter and $911,000 in the third fiscal quarter a year ago. Riverview Trust Company's assets under management decreased to $570.4 million at December 31, 2018, compared to $614.0 million three months earlier but increased compared to $490.1 million one year earlier. The current quarter decrease was primarily due to the recent stock market volatility.
The efficiency ratio improved to 60.9% for the third fiscal quarter compared to 61.0% in the preceding quarter and 62.5% in the third fiscal quarter a year ago. Non-interest expense decreased to $8.8 million during the third fiscal quarter of 2019 compared to $8.9 million in the preceding quarter, primarily related to a $355,000 gain on sale of the building related to the Longview branch closing. Offsetting this decrease was an increase in salaries and employee benefits and professional fees as the Company continues to invest in employees and technology infrastructure. In the first nine months of fiscal 2019, non-interest expense was $26.7 million compared to $26.5 million in the same period a year earlier.
Riverview's effective tax rate for the first nine months of fiscal year 2019 was 22.4% compared to 47.6% for the same prior year period. The decrease was a result of the passage of the Tax Cuts and Jobs Act in December 2017.
Balance Sheet Review
Riverview's total loans increased $18.8 million during the quarter to $868.6 million at December 31, 2018, an annualized growth rate of 8.8%. The increase was primarily concentrated in commercial construction loans and single purpose commercial real estate facilities. Total loan balances also continue to be impacted by elevated pay downs on existing loans.
The loan pipeline totaled $33.6 million at December 31, 2018 compared to $91.9 million at the end of the prior quarter. Undisbursed construction loans totaled $79.0 million at December 31, 2018 compared to $82.0 million three months earlier. The majority of the undisbursed construction loans are expected to fund over the next several quarters.
"Loan demand remains robust in our market area, and our lending teams are doing an outstanding job of capitalizing on opportunities," said Lycklama. "While we did experience a decrease in our loan pipeline, this was mostly expected due to seasonal conditions as well as the strong loan originations during the quarter."
Total deposits decreased to $943.6 million at December 31, 2018 compared to $982.3 million three months earlier and $972.2 million a year ago. Money market, certificates of deposit and other interest-rate sensitive accounts continue to experience the greatest pressure due to an increase in competition and pricing pressures in our market area.
Shareholders' equity improved to $128.1 million at December 31, 2018, compared to $122.4 million three months earlier and $116.8 million a year earlier. Tangible book value per share (non-GAAP) increased to $4.43 at December 31, 2018, compared to $4.17 at September 30, 2018 and $3.93 at December 31, 2017. A quarterly cash dividend of $0.04 per share was paid on January 22, 2019.
Credit Quality
As a result of improving asset quality and a low level of net charge-offs, Riverview recorded no provision for loan losses during the third fiscal quarter of 2019. This compares to a $250,000 recapture for loan losses in the preceding quarter and no provision for loan losses for the third fiscal quarter a year ago.

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

Non-performing loans improved to $1.6 million, or 0.19% of total loans, at December 31, 2018, compared to $2.3 million, or 0.27% of total loans, three months earlier and $2.7 million, or 0.33% of total loans at December 31, 2017. Riverview had no real estate owned balances at December 31, 2018 and September 30, 2018. Riverview had $298,000 in real estate owned balances as of December 31, 2017.
Net loan charge offs were $11,000 during the third fiscal quarter of 2019 compared to net loan charge offs of $86,000 during the second fiscal quarter of 2019 and net loan recoveries of $250,000 during the third fiscal quarter a year ago.
Classified assets totaled $6.0 million at December 31, 2018, compared to $6.2 million at September 30, 2018, and $6.9 million at December 31, 2017. The classified asset to total capital ratio was 4.4% at December 31, 2018, compared to 4.7% three months earlier and 5.7% a year earlier.
The allowance for loan losses totaled $11.5 million, which was unchanged compared to the preceding quarter end. The allowance for loan losses represented 1.32% of total loans at December 31, 2018, compared to 1.35% of total loans at September 30, 2018. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.7 million at December 31, 2018, compared to $1.9 million at the end of the prior quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 16.35% and a Tier 1 leverage ratio of 11.22% at December 31, 2018. In addition, at that date the Company's tangible common equity to average tangible assets ratio (non-GAAP) was 8.91%.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders' equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders' equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	March 31, 2018

Shareholders' equity	$128,094	$122,410	$116,803	$116,901
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	966	1,011	1,161	1,103

Tangible shareholders' equity	$100,052	$94,323	$88,566	$88,722

Total assets	$1,151,225	$1,148,447	$1,128,342	$1,151,535
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	966	1,011	1,161	1,103

Tangible assets	$1,123,183	$1,120,360	$1,100,105	$1,123,356

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.15 billion at December 31, 2018, it is the parent company of the 95-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 5 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2018	September 30, 2018	December 31, 2017	March 31, 2018
ASSETS

Cash (including interest-earning accounts of $4,641, $12,537 $3,739	$23,394	$27,080	$23,105	$44,767
and $30,052)
Certificate of deposits held for investment	747	3,984	6,963	5,967
Loans held for sale	-	-	351	210
Investment securities:
Available for sale, at estimated fair value	182,280	190,792	224,931	213,221
Held to maturity, at amortized cost	36	38	44	42
Loans receivable (net of allowance for loan losses of $11,502, $11,513
$10,867, and $10,766)	857,134	838,329	786,460	800,610
Real estate owned	-	-	298	298
Prepaid expenses and other assets	4,021	5,104	4,843	3,870
Accrued interest receivable	3,789	3,671	3,464	3,477
Federal Home Loan Bank stock, at cost	2,735	1,353	1,223	1,353
Premises and equipment, net	14,940	15,403	15,680	15,783
Deferred income taxes, net	4,680	5,352	3,988	4,813
Mortgage servicing rights, net	325	344	399	388
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	966	1,011	1,161	1,103
Bank owned life insurance	29,102	28,910	28,356	28,557

TOTAL ASSETS	$1,151,225	$1,148,447	$1,128,342	$1,151,535

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$943,578	$982,272	$972,214	$995,691
Accrued expenses and other liabilities	15,855	13,767	9,117	9,391
Advance payments by borrowers for taxes and insurance	192	1,050	260	637
Federal Home Loan Bank advances	34,543	-	1,050	-
Junior subordinated debentures	26,553	26,530	26,461	26,484
Capital lease obligations	2,410	2,418	2,437	2,431
Total liabilities	1,023,131	1,026,037	1,011,539	1,034,634

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2018 - 22,598,712 issued and outstanding;
September 30, 2018 - 22,598,712 issued and outstanding;	226	226	226	226
December 31, 2017 - 22,551,912 issued and outstanding;
March 31, 2018 – 22,570,179 issued and outstanding;
Additional paid-in capital	65,056	65,044	64,703	64,871
Retained earnings	67,126	63,642	53,878	56,552
Accumulated other comprehensive loss	(4,314)	(6,502)	(2,004)	(4,748)
Total shareholders' equity	128,094	122,410	116,803	116,901

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,151,225	$1,148,447	$1,128,342	$1,151,535

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
INTEREST INCOME:
Interest and fees on loans receivable	$11,129	$10,943	$9,978	$32,849	$29,761
Interest on investment securities - taxable	1,110	1,116	1,201	3,424	3,413
Interest on investment securities - nontaxable	37	36	31	110	59
Other interest and dividends	60	118	168	271	483
Total interest and dividend income	12,336	12,213	11,378	36,654	33,716

INTEREST EXPENSE:
Interest on deposits	240	259	298	759	933
Interest on borrowings	416	352	284	1,126	829
Total interest expense	656	611	582	1,885	1,762
Net interest income	11,680	11,602	10,796	34,769	31,954
Provision for loan losses	-	250	-	50	-

Net interest income after provision for loan losses	11,680	11,352	10,796	34,719	31,954

NON-INTEREST INCOME:
Fees and service charges	1,511	1,690	1,451	4,956	4,348
Asset management fees	935	943	911	2,804	2,582
Net gain on sale of loans held for sale	82	44	140	278	522
Bank owned life insurance	192	174	207	545	618
Other, net	62	165	181	267	271
Total non-interest income, net	2,782	3,016	2,890	8,850	8,341

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,794	5,283	5,383	16,655	16,056
Occupancy and depreciation	1,306	1,351	1,347	4,016	4,105
Data processing	621	622	534	1,874	1,730
Amortization of core deposit intangible	45	46	58	137	174
Advertising and marketing	151	266	137	609	627
FDIC insurance premium	85	85	108	246	389
State and local taxes	125	182	96	475	427
Telecommunications	85	88	102	266	309
Professional fees	449	387	250	1,120	926
Other	142	605	543	1,339	1,748
Total non-interest expense	8,803	8,915	8,558	26,737	26,491

INCOME BEFORE INCOME TAXES	5,659	5,453	5,128	16,832	13,804
PROVISION FOR INCOME TAXES	1,271	1,224	3,608	3,773	6,571
NET INCOME	$4,388	$4,229	$1,520	$13,059	$7,233

Earnings per common share:
Basic	$0.19	$0.19	$0.07	$0.58	$0.32
Diluted	$0.19	$0.19	$0.07	$0.58	$0.32
Weighted average number of common shares outstanding:
Basic	22,598,712	22,579,839	22,537,092	22,582,956	22,520,352
Diluted	22,663,919	22,658,737	22,622,129	22,658,153	22,608,603

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
AVERAGE BALANCES
Average interest–earning assets	$1,057,199	$1,064,386	$1,055,600	$1,056,750	$1,045,283
Average interest-bearing liabilities	707,618	717,085	744,431	716,890	746,262
Net average earning assets	349,581	347,301	311,169	339,860	299,021
Average loans	854,368	839,497	785,264	835,697	784,926
Average deposits	967,246	986,948	988,558	975,295	980,766
Average equity	125,252	122,630	118,831	122,298	116,399
Average tangible equity (non-GAAP)	97,182	94,515	90,562	94,182	88,074

ASSET QUALITY	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017

Non-performing loans	$1,612	$2,283	$2,656
Non-performing loans to total loans	0.19%	0.27%	0.33%
Real estate/repossessed assets owned	$-	$-	$298
Non-performing assets	$1,612	$2,283	$2,954
Non-performing assets to total assets	0.14%	0.20%	0.26%
Net loan charge-offs (recoveries) in the quarter	$11	$86	$(250)
Net charge-offs (recoveries) in the quarter/average net loans	0.01%	0.04%	(0.13)%

Allowance for loan losses	$11,502	$11,513	$10,867
Average interest-earning assets to average
interest-bearing liabilities	149.40%	148.43%	141.80%
Allowance for loan losses to
non-performing loans	713.52%	504.29%	409.15%
Allowance for loan losses to total loans	1.32%	1.35%	1.36%
Shareholders' equity to assets	11.13%	10.66%	10.35%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.35%	15.82%	15.07%
Tier 1 capital (to risk weighted assets)	15.10%	14.54%	13.82%
Common equity tier 1 (to risk weighted assets)	15.10%	14.54%	13.82%
Tier 1 capital (to average tangible assets)	11.22%	10.72%	9.82%
Tangible common equity (to average tangible assets) (non-GAAP)	8.91%	8.42%	8.05%

DEPOSIT MIX	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	March 31, 2018

Interest checking	$183,426	$182,947	$170,151	$192,989
Regular savings	137,323	138,082	136,249	134,931
Money market deposit accounts	242,081	252,738	270,193	265,661
Non-interest checking	284,939	300,659	264,728	278,966
Certificates of deposit	95,809	107,846	130,893	123,144
Total deposits	$943,578	$982,272	$972,214	$995,691

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2018	(Dollars in thousands)
Commercial business	$154,360	$-	$-	$154,360
Commercial construction	-	-	58,197	58,197
Office buildings	-	119,850	-	119,850
Warehouse/industrial	-	90,167	-	90,167
Retail/shopping centers/strip malls	-	64,317	-	64,317
Assisted living facilities	-	2,790	-	2,790
Single purpose facilities	-	191,237	-	191,237
Land	-	18,506	-	18,506
Multi-family	-	54,930	-	54,930
One-to-four family construction	-	-	18,321	18,321
Total	$154,360	$541,797	$76,518	$772,675

March 31, 2018
Commercial business	$137,672	$-	$-	$137,672
Commercial construction	-	-	23,158	23,158
Office buildings	-	124,000	-	124,000
Warehouse/industrial	-	89,442	-	89,442
Retail/shopping centers/strip malls	-	68,932	-	68,932
Assisted living facilities	-	2,934	-	2,934
Single purpose facilities	-	165,289	-	165,289
Land	-	15,337	-	15,337
Multi-family	-	63,080	-	63,080
One-to-four family construction	-	-	16,426	16,426
Total	$137,672	$529,014	$39,584	$706,270

LOAN MIX	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	March 31, 2018
	(Dollars in thousands)
Commercial and construction
Commercial business	$154,360	$155,487	$130,960	$137,672
Other real estate mortgage	541,797	533,258	516,223	529,014
Real estate construction	76,518	62,795	40,743	39,584
Total commercial and construction	772,675	751,540	687,926	706,270
Consumer
Real estate one-to-four family	86,240	86,950	91,752	90,109
Other installment	9,721	11,352	17,649	14,997
Total consumer	95,961	98,302	109,401	105,106

Total loans	868,636	849,842	797,327	811,376

Less:
Allowance for loan losses	11,502	11,513	10,867	10,766
Loans receivable, net	$857,134	$838,329	$786,460	$800,610

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
December 31, 2018	(dollars in thousands)

Commercial business	$-	$163	$105	$268
Commercial real estate	924	188	-	1,112
Consumer	-	173	59	232

Total non-performing loans	$924	$524	$164	$1,612

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
December 31, 2018	(dollars in thousands)

Land development	$2,187	$1,927	$14,392	$18,506
Speculative construction	1,098	81	14,226	15,405

Total land development and speculative construction	$3,285	$2,008	$28,618	$33,911

RVSB Reports Third Quarter Fiscal 2019 Results
January 24, 2019

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Efficiency ratio (4)	60.87%	60.99%	62.53%	61.30%	65.74%
Coverage ratio (6)	132.68%	130.14%	126.15%	130.04%	120.62%
Return on average assets (1)	1.53%	1.46%	0.53%	1.52%	0.85%
Return on average equity (1)	13.90%	13.68%	5.07%	14.17%	8.25%

NET INTEREST SPREAD
Yield on loans	5.17%	5.17%	5.04%	5.22%	5.03%
Yield on investment securities	2.38%	2.27%	2.24%	2.32%	2.20%
Total yield on interest-earning assets	4.63%	4.56%	4.28%	4.61%	4.29%

Cost of interest-bearing deposits	0.14%	0.15%	0.17%	0.15%	0.17%
Cost of FHLB advances and other borrowings	4.35%	4.82%	3.89%	4.49%	3.80%
Total cost of interest-bearing liabilities	0.37%	0.34%	0.31%	0.35%	0.31%

Spread (7)	4.26%	4.22%	3.97%	4.26%	3.98%
Net interest margin	4.39%	4.33%	4.06%	4.37%	4.06%

PER SHARE DATA
Basic earnings per share (2)	$0.19	$0.19	$0.07	$0.58	$0.32
Diluted earnings per share (3)	0.19	0.19	0.07	0.58	0.32
Book value per share (5)	5.67	5.42	5.18	5.67	5.18
Tangible book value per share (5) (non-GAAP)	4.43	4.17	3.93	4.43	3.93
Market price per share:
High for the period	$8.75	$9.91	$9.45	$9.91	$9.45
Low for the period	7.03	8.47	8.44	7.03	6.51
Close for period end	7.28	8.84	8.67	7.28	8.67
Cash dividends declared per share	0.0400	0.0350	0.0300	0.1100	0.0750

Average number of shares outstanding:
Basic (2)	22,598,712	22,579,839	22,537,092	22,582,956	22,520,352
Diluted (3)	22,663,919	22,658,737	22,622,129	22,658,153	22,608,603

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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